Exhibit 10.1

EXECUTION VERSION

Support/Voting Agreement

L’Air Liquide, S.A.

75, quai d’Orsay

75007 Paris, France

November 17, 2015

Re:	Support/Voting Agreement

Ladies & Gentlemen:

Each of the undersigned understands that L’Air Liquide, a société anonyme organized under the laws of France(“Parent”), AL Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Airgas, Inc.(the “Company”) are entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company to survive the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

Peter McCausland and Bonnie McCausland (collectively, the “Stockholders”) are entering into this letter agreement simultaneously with the execution and delivery of the Merger Agreement. Capitalized terms not defined in this letter agreement shall have the meaning assigned to them in the Merger Agreement.

Each Stockholder confirms its agreement as follows:

1.	Each Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the common stock of the Company of which the Stockholder or any of its controlled affiliates (its “Controlled Affiliates”; “controlled” and “affiliate” as defined under the Securities Exchange Act of 1934, as amended) is the record or beneficial owner (the “Shares”) and that the Stockholder and its Controlled Affiliates are on the date hereof the lawful owners of the number of Shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except for the Shares set forth in Schedule I, as of the date hereof, neither a Stockholder nor any of its Controlled Affiliates own or hold any rights to acquire any additional shares of the capital stock of the Company (other than pursuant to any Company Benefit Plan) or any interest therein or any voting rights with respect to any additional shares.

2.

Each Stockholder agrees that during the term of this letter agreement it will not, will not permit any company, trust or other entity controlled by the Stockholder to, and will not permit any of its Controlled Affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto (a “Transfer”), other than (i) any Transfer made solely for estate planning purposes or to a charitable institution solely for philanthropic purposes or any Transfer between [P family members], but only if, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by all of the terms of this letter agreement (ii) pursuant to the Merger, (iii) with Parent’s prior written consent, (iv) any Transfer as a result of the foreclosure or other action taken by the pledgee with respect to such Shares pursuant to a share pledge disclosed in Schedule I or (v) to the extent contractually required as of the time immediately preceding the execution of this letter agreement, to the extent such contractual requirement is disclosed in Schedule I.

3.	During the term of this letter agreement, each Stockholder agrees that all of the Shares beneficially owned by the Stockholder or its Controlled Affiliates (except, in each case, Shares subject to an unexercised Company Option), or over which the Stockholder or any of its Controlled Affiliates has voting power or control, directly or indirectly (including any common shares of the Company acquired after the date hereof), at the record date for any meeting of stockholders of the Company called to consider and vote to adopt the Merger Agreement and/or approve the Merger and the other transactions contemplated by the Merger Agreement and/or any Company Takeover Proposal will be voted by the Stockholder or its Controlled Affiliates (i) in favor of the adoption of the Merger Agreement and approval the Merger and the other transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies to be voted in favor of the adoption of the Merger Agreement and approval the Merger and the other transactions contemplated by the Merger Agreement, (iii) against any Company Takeover Proposal, and (iv) against any other action, agreement or transaction that is intended to, or could reasonably be expected to, materially impede the Merger and the other transactions contemplated by the Merger Agreement.

4.

During the term of this letter agreement, each Stockholder (solely in its, his or her capacity as a stockholder of the Company) shall not, shall cause each of its, his or her Controlled Affiliates not to, and shall use reasonable best efforts to cause its, his or her Representatives not to, directly or indirectly, (i) knowingly solicit, initiate, encourage or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes a Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to ascertain facts from the person making such Company Takeover Proposal for the sole purpose of allowing the Company Board of Directors to inform itself about Company Takeover Proposal and the person that made it and to refer the inquiring person to this Section 4 and/or Section 5.3 of the Merger Agreement and to limit its, his or her conversation or other communication exclusively to such referral and such ascertaining of facts). Notwithstanding the foregoing, nothing herein shall prevent any Stockholder or any Representative of any Stockholder from (a) acting in his capacity as an officer or director of the Company or from taking or participating in any action otherwise precluded pursuant to this letter agreement that such person is entitled to take pursuant to the Merger Agreement in his capacity as an officer or director of the Company or (b) engaging in, or otherwise participating, in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding entering into a voting and support agreement or similar agreement with respect to such Company Takeover Proposal if (x) prior to such discussions or negotiations, the Company determines pursuant to Section 5.3(c) of the Merger Agreement that a Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (y) during the course of any discussions or negotiations between the Stockholder and any such person, the Company does not materially breach the obligations applicable to the Company and its Representatives set forth in Section 5.3 of the Merger Agreement. Without limiting any remedies available to Parent under the Merger Agreement, it is acknowledged and agreed that no Stockholder shall have any liability for a violation of this Section 4.

5.	Each Stockholder has all necessary power and authority to enter into this letter agreement. Assuming that this letter agreement is a legal, valid and binding agreement of Parent and each other Stockholder, this letter agreement is the legal, valid and binding agreement of each Stockholder, and is enforceable against each Stockholder in accordance with its terms.

6.	Each Stockholder agrees that damages are an inadequate remedy for the breach by the Stockholder of any term or condition of this letter agreement and that Parent shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the agreements herein.

7.	Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this letter agreement, this letter agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

8.	Each of the parties hereto irrevocably submits to the personal jurisdiction of the aforesaid courts for the purpose of any action or proceeding arising out of or relating to this letter agreement and agrees that it will not bring any action relating to this letter agreement in any court other than the aforesaid courts. Nothing in this Section 8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.	This letter agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all prior agreements, understandings or representations among the parties written or oral, with respect to the subject matter hereof.

10.	This letter agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

This letter agreement shall terminate automatically without any further action by any party hereto upon the earlier of (i) the date on which the Merger Agreement is terminated and (ii) the Effective Time.

Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

Very truly yours,

By:	/s/ Peter McCausland
	Name:	Peter McCausland

By:	/s/ Bonnie McCausland
	Name:	Bonnie McCausland

Confirmed on the date first above written.

L’AIR LIQUIDE, S.A.

By:	/s/ Benoît Potier
	Name:	Benoît Potier
	Title:	Chairman and CEO

Schedule I

Stock Ownership

As of November 17, 2015

Stockholder	Number of Shares
Peter McCausland	665,152	*
Bonnie McCausland	501,500	*
Peter McCausland and Bonnie McCausland jointly	5,629,535	*

*	Certain of such shares are pledged as collateral for a $150 million line of credit.